Exhibit 10.1
[WORKDAY LOGO]
August 26, 2020

DELIVERY VIA EMAIL
Chano Fernandez
chano.fernandez@workday.com

Dear Chano:
Workday, Inc. (“Workday”) is delighted to offer you a position as co-Chief Executive Officer (co-CEO) of Workday, reporting to Workday’s Board of Directors (the Board), effective August 27, 2020, subject to your acceptance of this offer and approval by the Board.
Subject to the approval of the Board and its Compensation Committee, your annualized salary will increase to 470,000 GBP, which is payable according to Workday’s payroll cycle, and subject to applicable taxes. You are eligible to participate in a variable (“incentive”) compensation plan, targeted at 100% of your annualized salary. You will be granted restricted stock units (RSUs) of the Company’s Class A Common Stock with an approximate value of USD $15,000,000.00. The number of shares will be determined by dividing the USD value above by the trailing simple moving average stock price of Workday Class A common stock for the 20-day period immediately preceding the Date of Grant. You will vest in these shares at the rate of 1/4 of the RSU shares after 12 months of continuous service from your vesting start date, then in equal quarterly installments of 1/16th of the total RSU shares, fully vesting in 4 years from your vesting start date. Your vesting start date will be the 15th of the month your RSU grant is approved. Your RSU grant will be subject to the terms and conditions applicable to stock granted under the Company’s 2012 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Restricted Stock Unit Agreement. Refresh grants will be awarded at the discretion of the Board provided you remain in good standing and are not guaranteed.
By signing below, you hereby accept this offer, subject to the approval of the Board and its Compensation Committee, and you acknowledge that all other terms and conditions of your pre-existing employment agreement with Workday remain in force and are applicable to your position as co-CEO of Workday.
Congratulations Chano! We are looking forward to all that you will bring to this new and exciting role.

Sincerely,
/s/ Ashley Goldsmith
Ashley Goldsmith
Chief People Officer

By providing my signature below, I accept this offer to serve as Workday’s co-CEO on the terms noted above and in my pre-existing Workday employment agreement.

/s/ Chano Fernandez	August 27, 2020
Chano Fernandez	Date